October 17, 2002

Union Planters reports record net earnings of $.66 per diluted share
  22.2% growth in earnings per diluted share over the third quarter last year
  Efficiency ratio improved to 50.1% from 52.0% in the third quarter last year
  Strong growth in noninterest income

Memphis, TN - - Union Planters Corporation (NYSE: UPC) today reported record net earnings of $134.2 million for the third quarter of 2002, up 19.8% from the same quarter last year and up 5.2% from the prior quarter. Earnings per diluted share were $.66 for the quarter, up 22.2% from the third quarter last year and up 6.5% from the prior quarter. These results produced a return on average common equity of 16.62% and a return on average assets of 1.64%, up from 14.18% and 1.31%, respectively, in the third quarter of 2001. Net earnings and earnings per diluted share were $112.0 million and $.54, respectively, for the third quarter last year. Net earnings and earnings per diluted share were $127.6 million and $.62, respectively, for the second quarter this year.

"Union Planters has achieved record earnings for the eighth consecutive quarter," said Chairman, President and CEO Jackson W. Moore. "I am very proud of what our team has accomplished over the last two years and the dedication shown by our thousands of associates across the system. We moved to a more efficient business model that has dramatically improved our operating performance. Our repositioned balance sheet reflects a more effective use of capital, has dramatically reduced interest rate risk and has produced a strong net interest margin which ranks us in the top quartile of our peer group. We have exited several nonstrategic product lines, and most of our core product lines produced double-digit growth this quarter compared to the same quarter last year. I would be proud of this performance in any environment, but considering the negative effect of the economy on the earnings of many companies, Union Planters has held up quite well.

"I wish I could say that all was clear sailing; however, it has been difficult to avoid turbulent waters in a continuing weak economy. Our nonperforming loans and net charge-offs increased during the quarter, as well as the related provision for loan losses. Although we do not expect to see any significant change in the level of nonperforming assets over the next few quarters, we believe that our reserve levels are adequate and that we have provided for all inherent loan losses."

For the first nine months of 2002, net earnings were $387.7 million, up 18.3% from $327.7 million in the first nine months of 2001. Earnings per diluted share were $1.88 for the nine-month period, up 19.0% from $1.58 in the first nine months of 2001. These results produced a return on average assets of 1.60% and a return on average common equity of 16.20%, compared to 1.27% and 14.33%, respectively, during the first nine months of 2001.

Stable net interest income from a more efficient balance sheet

In a quarter with negative U.S. economic trends and a low interest rate environment, net interest income on a fully taxable-equivalent basis was $330.4 million for the third quarter of 2002, up 1.4% from the second quarter this year. This was driven by increases in mortgage loans held for sale, commercial loans, real estate construction loans and home equity lines of credit, partially offset by a reduction in average investment securities and planned runoff of the indirect automobile loan portfolio. The stability of the net interest margin reflects management's strategy of targeting a neutral position with respect to interest rate risk.

A more efficient balance sheet in the third quarter this year compared to the third quarter last year produced a 15 basis point improvement in the net interest margin. The balance sheet repositioning completed in the first quarter of 2002 resulted in a more favorable core deposit mix while reducing wholesale funding and overall interest rate risk.

Double-digit noninterest income growth

Noninterest income for the third quarter of 2002 was $194.1 million, up 6.3% from $182.6 million in the second quarter this year. Excluding significant items, noninterest income was $194.9 million for the quarter, up 14.5% from $170.2 million in the second quarter this year and up 10.0% from $177.2 million in the third quarter of 2001. Significant noninterest income items for this quarter included investment securities losses of $1.3 million and gains on branch sales of $.5 million.

Union Planters exited several nonstrategic product lines in 2001, the largest being merchant servicing, to focus sales and servicing efforts on profitable core business. The results have been impressive. Most product lines achieved double-digit growth in the third quarter compared to the same quarter last year: mortgage banking revenue; service charges on deposit accounts; bank card fees; investment services and insurance; factoring commissions and fees; and professional employment services. The increase in mortgage banking revenues included record levels of refinancing driven by historically low interest rates. The increases in service charges on deposit accounts and bank card fees resulted from the implementation of UPExcel fee income initiatives and increased transaction volume. Expanded insurance product lines and delivery channels drove growth in investment services and insurance. Growth in factoring commissions and fees resulted from new client development.

The momentum from sustained strong growth in noninterest income is also evident in comparing the third quarter to the second quarter this year. Key drivers in this 14.5% increase on a linked quarter basis, net of significant items, were: mortgage banking revenue; service charges on deposit accounts; factoring commissions and fees; investments and insurance; and bank card fees.

Efficiency ratio improves to 50.1%

Union Planters continues to improve operating efficiency. Noninterest expense was $276.1 million for the quarter, down 10.2% compared to $307.6 million for the year-ago quarter. The efficiency ratio, excluding significant items listed below and goodwill and intangibles amortization, decreased from 52.0% in the year-ago quarter to 50.1% this quarter.

Significant noninterest expense items in the third quarter this year included: a net credit of $3.5 million representing $8.4 million of current quarter amortization of mortgage intangibles and an $11.9 million recovery of previous impairment of mortgage intangibles, due in part to the refinement of prepayment speed estimates used in each market, which project cash flows from serviced mortgage loans; UPExcel project expenses of $8.9 million, including UPExcel-related severance accruals of $4.1 million and impairment of $3.5 million in the value of three buildings in conjunction with the rationalization of our space; and a credit of $.5 million in other miscellaneous items. Also excluded from the calculation of the efficiency ratio was goodwill and other intangibles amortization, which was $7.7 million this quarter. Significant noninterest income items excluded from the efficiency ratio are listed under the discussion of noninterest income.

Due to recently issued accounting guidance, Union Planters will discontinue goodwill amortization of approximately $2.2 million per quarter beginning in the next quarter.

Credit Quality

Nonperforming assets increased $37.1 million, or 10.8%, during the third quarter from the prior quarter to $380.3 million at September 30, 2002 with increases in both nonperforming loans and foreclosed properties. Net charge-offs were $45.0 million for the third quarter and $123.3 million year-to-date 2002. This compares to $42.8 million in the linked quarter, $41.9 million in third quarter last year and $91.8 million for the first nine months of 2001. The provision for loan losses exceeded net charge-offs for the quarter by $3.0 million and by $14.6 million year-to-date 2002. On a positive note, potential problem assets, which consist of loans not currently on nonperforming status but which management believes may become nonperforming, declined 43.8% during the quarter to $39.2 million from $69.7 million at June 30, 2002. Potential problem assets at September 30, 2002 consisted of 11 loans, the largest of which was $10.0 million.

Management does not expect any significant changes in the level of nonperforming assets in the near future. While the timing of actual charge-off of loans for which reserves have been established is uncertain, management believes that all inherent loan losses have been identified and adequately provided for in the allowance for loan losses.

Capital Strength

Total shareholders' equity at September 30, 2002 was $3.2 billion, which reflects a leverage ratio of 7.75% and a tier one capital to total risk-weighted assets ratio of 9.45%. These ratios compared to 7.80% and 9.67%, respectively, at June 30, 2002. Current capital ratios facilitate the continued execution of our share purchase plan described below.

Share Repurchase Plan

In February 2000, the Board of Directors approved a plan to repurchase 10.7 million shares of the Company's common stock, of which 7.0 million shares have been repurchased through September 30, 2002, including 3.0 million shares repurchased during the third quarter of 2002. In addition, during the second quarter of this year, the Company completed the repurchase of all of the 6.5 million shares issued in the first quarter of 2001 related to the acquisition of Jefferson Savings Bancorp, Inc. Management intends to continue the repurchase of shares, and today the Union Planters Board of Directors approved the repurchase of an additional 15.0 million shares.

About Union Planters

Union Planters Corporation is a multi-state bank holding company headquartered in Memphis, Tennessee. Union Planters operates three banking subsidiaries with 761 banking offices and 969 ATMs in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. At June 30, 2002 Union Planters, the largest bank holding company headquartered in Tennessee, had consolidated total assets of $32.4 billion and was the 26th largest bank holding company based in the United States. Through its subsidiaries, Union Planters provides a diversified range of financial services in the communities in which it operates, including consumer, commercial and corporate lending; retail banking; and other ancillary financial services traditionally furnished by full-service financial institutions. Additional services offered include factoring and related services; mortgage origination and servicing; investment management and trust services; professional employment services; the origination, packaging and securitization of loans; full-service and discount brokerage; and the sale of annuities and bank-eligible insurance products. The Company's common stock is traded on the New York Stock Exchange under the symbol UPC. The Company is also included in the S & P 500 Index and is ranked in both the Fortune 500 and the Forbes 500.

Pre-recorded Earnings Message

To hear a pre-recorded earnings message regarding third quarter results, call toll-free within the domestic United States at (888) 433-2213 or visit our website at www.unionplanters.com/investor/ beginning October 17, 2002 at 3:30 p.m. CDT. The website will include slides which will be referred to during the message. Replays of the call will be available through October 25, 2002 at the same number listed above and also on the website.

This press release contains forward-looking statements relating to management's expectations regarding: the impact of the reduction in interest rates on the net interest margin; expected trends in nonperforming assets; prepayment speeds for mortgage loans; collateral values; customer profiles and the related risk of losses; and expected trends in noninterest income, noninterest expense, earnings and the efficiency ratio. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 2001 Annual Report on Form 10-K and "Cautionary Statement Regarding Forward-Looking Information" in Appendix C of Union Planters' 2002 Proxy Statement Including 2001 Annual Financial Disclosures. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrences of unanticipated events.

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For additional information, visit www.unionplanters.com/investor/ or access Union Planters' current report on Form 8-K dated October 17, 2002, which will be filed with the Securities and Exchange Commission.

Contact for Investors and Media:

Charles R. Boyce

Senior Vice President

Corporate and Investor Communication

(901) 580-5974

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